EXHIBIT 99.1

News

EMBARGO UNTIL 10/10/08 6:00am EST

NEXTWAVEWIRELESS RECEIVES NASDAQ

DEFICIENCY LETTER INDICATING NON-COMPLIANCE WITH MINIMUM BID PRICE REQUIREMENT

SAN DIEGO, October 10, 2008 - NextWave Wireless Inc. (NASDAQ: WAVE) today announced that on October 7, 2008, NextWave received a Nasdaq Staff Deficiency Letter indicating that because the Company’s common stock has closed below the minimum $1.00 per share for the last 30 consecutive business days, the Company fails to comply with the requirement for continued listing as set forth in Marketplace Rule 4450(a)(5) (the ”Rule”). In accordance with Marketplace Rule 4450(e)(2), if, at anytime before April 6, 2009, the bid price of NextWave’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide NextWave with written notification that it has achieved compliance with the Rule. If NextWave does not regain compliance with the Rule by April 6, 2009, Nasdaq will provide written notification to the Company that its securities will be delisted.

About NextWaveWireless

NextWave Wireless Inc. (Nasdaq: WAVE) provides next-generation mobile multimedia and wireless broadband technologies to the world’s leading mobile handset manufacturers, consumer electronics manufacturers and wireless service providers. Device-embedded mobile multimedia software from NextWave’s PacketVideo subsidiary can be found in more than 250 million handsets around the globe. For more information, visit NextWave at www.nextwave.com.

Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual events or results could differ materially from the events or results predicted by such statements. Important factors that could cause actual events or results to differ materially are discussed in greater detail in the filings of NextWave with the Securities and Exchange Commission. Investors should refer to NextWave’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2008 and other filings with the Securities and Exchange Commission for a description of risks relating to NextWave’s business, including, but not limited to its limited relevant operating history; the outcome of recent securities class action and derivative claims filed against NextWave and its directors and executive officers; its ability to manage growth or integrate recent or future acquisitions; and the other risks described under the heading “Risk Factors” in such filings. All such documents are available through the SEC’s website at www.sec.gov. NextWave makes no commitment to update any forward-looking statements in order to reflect subsequent changes in events or circumstances except as may be required pursuant to applicable law.

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CONTACT

Ruder Finn

Kristie Heins Fox

(312) 329-3985

heinsfoxk@ruderfinn.com

NextWaveWireless Investor Relations

Roseann Rustici

Vice President, Investor Relations

NextWave Wireless

(203) 742-2539

rrustici@nextwave.com

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